Exhibit 2.1

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER
This SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of July 10, 2013, is entered into by and among MPG Office Trust, Inc., a Maryland corporation, MPG Office, L.P., a Maryland limited partnership, Brookfield DTLA Holdings LLC, a Delaware limited liability company (which was converted from a Delaware limited partnership on May 10, 2013), Brookfield DTLA Fund Office Trust Investor Inc., a Maryland corporation, Brookfield DTLA Fund Office Trust Inc., a Maryland corporation, and Brookfield DTLA Fund Properties LLC, a Maryland limited liability company (each, a “Party”, and collectively, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the Agreement and Plan of Merger, dated as of April 24, 2013, by and among the Parties (as amended by that certain Waiver and First Amendment to Agreement and Plan of Merger, dated as of May 19, 2013, the “Agreement”).
WHEREAS, Section 10.04 of the Agreement provides that amendments may be made to the Agreement by execution of an instrument in writing signed by each of the Parties; and
WHEREAS, the Parties wish to amend the Agreement in order to permit the Company to waive certain standstill provisions of the Third Party Confidentiality Agreements.
NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and provisions herein contained, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.     Amendment to the Agreement. The following provision shall be inserted into the Agreement as a new Section 7.04(f): Notwithstanding anything to the contrary in the Agreement, including, without limitation, this Section 7.04, the Company shall be permitted to release any Person from, and amend or waive, any standstill or similar provision under any Third Party Confidentiality Agreement.
2.    Full Force and Effect. Except as expressly amended hereby, each term, provision and Exhibit of the Agreement (i) is hereby ratified and confirmed, (ii) is hereby incorporated herein and (iii) will and does remain in full force and effect. This Amendment may not be amended except by an instrument in writing signed by the Parties.
3.    Mutual Drafting. Each Party hereto has participated in the drafting of this Amendment, which each Party acknowledges is the result of extensive negotiations between the Parties.
4.    Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this

Amendment be consummated as originally contemplated to the fullest extent possible and the relevant provision may be given effect to the fullest extent consistent with applicable Law.
5.    Counterparts. This Amendment may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Amendment.
6.    Governing Law. This Amendment, and all claims or causes of actions arising out of, based upon, or related to this Amendment or the negotiation, execution or performance hereof, shall be governed by, construed, interpreted and enforced in accordance with, the Laws of the State of Maryland, without regard to laws that may be applicable under conflicts of laws principles. All Actions and proceedings arising out of or relating to this Amendment shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereto hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any Maryland state or federal court, for the purpose of any Action arising out of or relating to this Amendment brought by any Party hereto, (b) agrees not to commence any such action or proceeding except in such courts, (c) agrees that any claim in respect of any such action or proceeding may be heard and determined in any Maryland state or federal court, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding, and (e) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Amendment irrevocably consents to service of process in the manner provided for notices in Section 10.02 of the Agreement. Nothing in this Amendment will affect the right of any party to this Amendment to serve process in any other manner permitted by Law.
7.    Waiver of Jury Trial. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Amendment. Each of the Parties hereto (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Amendment and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

BROOKFIELD DTLA HOLDINGS LLC

By:	/s/ G. MARK BROWN
Name: G. Mark Brown Title: Global Chief Investment Officer

BROOKFIELD DTLA FUND OFFICE TRUST INVESTOR INC.

By:	/s/ G. MARK BROWN
Name: G. Mark Brown Title: Global Chief Investment Officer

BROOKFIELD DTLA FUND OFFICE TRUST INC.

By:	/s/ G. MARK BROWN
Name: G. Mark Brown Title: Global Chief Investment Officer

BROOKFIELD DTLA FUND PROPERTIES LLC

By:	/s/ G. MARK BROWN
Name: G. Mark Brown Title: Global Chief Investment Officer

[Signature Page to Second Amendment to Agreement and Plan Merger]

MPG OFFICE TRUST, INC.

By:	/s/ CHRISTOPHER M. NORTON
Name: Christopher M. Norton Title: EVP & General Counsel

MPG OFFICE, L.P.

By:	MPG Office Trust, Inc.
a Maryland corporation, its sole general partner

	By:	/s/ CHRISTOPHER M. NORTON
Name: Christopher M. Norton Title: EVP & General Counsel

[Signature Page to Second Amendment to Agreement and Plan Merger]